Exhibit 99.3

INDEX TO FINANCIAL STATEMENTS

Financial Statements for the Years Ended December 31, 2025 and 2024:

INDEPENDENT AUDITOR’S REPORT

To the stockholders and the Board of Directors of Sensei Biotherapeutics, Inc.

Opinion

We have audited the financial statements of Faeth Therapeutics, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, on February 17, 2026, the Company entered into an Agreement and Plan of Merger with Sensei Biotherapeutics, Inc. (the “Acquirer”) and the Acquirer of the Company may be required to make significant cash payments to holders of Series B Non-Voting Convertible Preferred Stock that could substantially reduce the Company’s available cash resources which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

April 15, 2026

FAETH THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$20,392	$9,786
Prepaid expenses and other current assets	789	709

Total current assets	21,181	10,495
Property and equipment, net	10	43
Prepaid expenses and other noncurrent assets	35	110
Restricted cash	48	31

Total assets	$21,274	$10,679

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$744	$887
Accrued expenses	2,444	590

Total current liabilities	3,188	1,477

Other long-term liabilties	1	13

Total liabilities	3,189	1,490
Commitments and contingencies (Note 7)
Series Seed-4 redeemable convertible preferred stock (as-converted from Series Seed-1 redeemable convertible preferred stock - See Note 8), $0.0001 par value, 1,454,616 and 2,909,231 shares authorized as of December 31, 2025 and 2024, respectively; 1,454,615 shares issued and outstanding as of December 31, 2025 and 2024; liquidation value of $1,500 and $0 as of December 31, 2025 and 2024	1,403	1,403
Series Seed-5 redeemable convertible preferred stock (as-converted from Series Seed-2 redeemable convertible preferred stock - See Note 8), $0.0001 par value, 1,060,606 and 2,121,212 shares authorized as of December 31, 2025 and 2024, respectively; 1,060,606 shares issued and outstanding as of December 31, 2025 and 2024; liquidation value of $1,750 as of December 31, 2025	1,743	1,743
Series Seed-6 redeemable convertible preferred stock (as-converted from Series Seed-3 redeemable convertible preferred stock - See Note 8), $0.0001 par value, 3,537,844 and 7,075,688 shares authorized as of December 31, 2025 and 2024, respectively; 3,516,742 shares issued and outstanding as of December 31, 2025 and 2024; liquidation value of $10,000 as of December 31, 2025	10,000	10,000
Series A-1 redeemable convertible preferred stock, $0.0001 par value, 31,236,725 and 0 shares authorized as of December 31, 2025 and 2024, respectively; 30,529,786 and 0 shares issued and outstanding as of December 31, 2025 and 2024, respectively; liquidation value of $24,434 as of December 31, 2025	24,162	—
Series A-2 redeemable convertible preferred stock (as-converted from Series A redeemable convertible preferred stock - See Note 8), $0.0001 par value, 5,917,577 and 11,835,154 shares authorized as of December 31, 2025 and 2024, respectively; 5,002,761 and 5,210,820 shares issued and outstanding as of December 31, 2025 and 2024, respectively; liquidation value of $53,590 as of December 31, 2025	53,400	55,628

Total redeemable convertible preferred stock	90,708	68,774
Stockholders’ Deficit:
Common Stock, $0.0001 par value, 64,000,000 and 41,691,000 shares authorized as of December 31, 2025 and 2024, respectively; 5,199,567 and 5,119,838 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Additional paid-in capital	5,046	2,059
Accumulated deficit	(77,670)	(61,645)

Total Stockholders’ Deficit	(72,623)	(59,585)

Total liabilities, convertible preferred stock and stockholders’ deficit	$21,274	$10,679

The accompanying notes are an integral part of these financial statements.

FAETH THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$11,981	$14,123
General and administrative	4,334	4,820

Total operating expenses	16,315	18,943

Loss from operations	(16,315)	(18,943)

Other income (expense), net:
Interest income	362	635
Other expense, net	(72)	(13)

Total other income, net	290	622

Net loss and comprehensive loss	$(16,025)	$(18,321)

The accompanying notes are an integral part of these financial statements.

FAETH THERAPEUTICS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock
	Series Seed-1		Series Seed-2		Series Seed-3		Series A		Series Seed-4		Series Seed-5		Series Seed-6		Series A-1		Series A-2		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2023	1,454,615	$1,403	1,060,606	$1,743	3,516,742	$10,000	5,210,820	$55,628	—	$—	—	$—	—	$—	—	$—	—	$—	5,076,424	$1	$1,615	$(43,324)	$(41,708)
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	43,414	—	45	—	45
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	399	—	399
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—		(18,321)	(18,321)

Balance at December 31, 2024	1,454,615	$1,403	1,060,606	$1,743	3,516,742	$10,000	5,210,820	$55,628	—	$—	—	$—	—	$—	—	$—	—	$—	5,119,838	$1	$2,059	$(61,645)	$(59,585)

Issuance of Series A-1 redeemable convertible preferred stock, net of issuance costs of $272	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30,529,786	24,162	—	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	—	—	—	—	—	—	(208,059)	(2,228)	—	—	—	—	—	—	—	—	—	—	20,803	0	2,228	—	2,228
Exchange of common stock for redeemable convertible preferred stock	(1,454,615)	(1,403)	(1,060,606)	(1,743)	(3,516,742)	(10,000)	(5,002,761)	(53,400)	1,454,615	1,403	1,060,606	1,743	3,516,742	10,000	—	—	5,002,761	53,400	—	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	58,926	—	23	—	23
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	736	—	736
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,025)	(16,025)

Balance at December 31, 2025	—	$—	—	$—	—	$—	—	$—	1,454,615	$1,403	1,060,606	$1,743	3,516,742	$10,000	30,529,786	$24,162	5,002,761	$53,400	5,199,567	$1	$5,046	$(77,670)	$(72,623)

The accompanying notes are an integral part of these financial statements.

FAETH THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(16,025)	$(18,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4	7
Stock-based compensation expense	736	399
Loss on sale of property, plant, and equipment	9	—
Change in fair value of warrant liabilities	(12)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(80)	1,333
Prepaid expenses and other noncurrent assets	75	(110)
Accounts payable	(143)	(473)
Accrued expenses	1,854	(23)

Net cash used in operating activities	(13,582)	(17,188)

Cash flows from investing activities:
Purchases of property and equipment	—	(2)
Disposals of property and equipment	20	—

Net cash provided by (used in) investing activities	20	(2)
Cash flows from financing activities:
Proceeds from issuance of Series A-1, net of issuance costs	24,162	—
Proceeds from exercise of stock options	23	45

Net cash provided by financing activities	24,185	45
Net increase (decrease) in cash, cash equivalents, and restricted cash	10,623	(17,145)
Cash, cash equivalents and restricted cash at beginning of period	9,817	26,962

Cash, cash equivalents and restricted cash at end of period	$20,440	$9,817

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$20,392	$9,786
Restricted cash	48	31

Total cash, cash equivalents, and restricted cash	$20,440	$9,817

Supplemental disclosure of noncash financing activities:
Conversion of redeemable convertible preferred stock to common stock	$2,228	$—

The accompanying notes are an integral part of these financial statements.

FAETH THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Nature of the Business

Organization

Faeth Therapeutics, Inc. (the “Company” or “Faeth”) was incorporated in Delaware in April 2019. The Company is a clinical-stage biotechnology company focused on developing multi-node therapies that target tumor metabolism and signaling. The Company’s lead program, PIKTOR, is an investigational multi-node inhibitor, or MNI, of the PI3K/AKT/mTOR pathway in development for endometrial and breast cancer. The Company is headquartered in San Francisco, California and operates as one segment.

Reverse Stock Split

On October 6, 2025, the Company effected a 2-for-1 reverse stock split of the Company’s issued and outstanding shares of common stock and redeemable convertible preferred stock. The Company updated the conversion price for outstanding redeemable convertible preferred stock to reflect the 2-for-1 reverse stock split. The par value and authorized number of shares of common stock and redeemable convertible preferred stock were not adjusted as a result. All share and per share amounts for all periods presented in the financial statements and notes thereto have been retroactively adjusted to reflect the effect of the reverse stock split.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, the outcome of clinical trials, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technologies, compliance with government regulations, ability to secure additional capital to fund operations, and potential delays associated with the Company’s anticipated and planned trials.

There can be no assurance that the Company will be able to successfully complete the development of, or receive regulatory approval for, any products developed, and if approved, that any products will be commercially viable. Any products resulting from the Company’s current research and development efforts will require significant additional research and development, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, infrastructure, and extensive compliance reporting capabilities. The Company has not generated any revenue from the sale of any products to date. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Liquidity and Going Concern

To date, the Company has funded its operations primarily with proceeds from the issuance and sale of redeemable convertible preferred stock and convertible promissory notes. As of December 31, 2025, the Company has raised an aggregate of $91.4 million in net proceeds through the sale of redeemable convertible preferred stock and convertible promissory notes.

The Company has incurred annual net operating losses in every year since inception, including net losses of $16.0 million and $18.3 million in the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company had an accumulated deficit of $77.7 million. The Company expects its operating losses to continue into the foreseeable future as it continues to pursue its research and development efforts.

On February 17, 2026, Faeth Subsidiary (see Note 14) and Faeth HoldCo (see Note 14) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sensei Biotherapeutics, Inc. (“Sensei Bio” or the “Acquirer”), a clinical-stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients (the “Acquisition”). Concurrently with the Acquisition on February 17, 2026, the newly combined company entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which certain investors agreed to purchase 14,440.395 shares of the Acquirer’s Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Stock”) for aggregate gross proceeds of $200.0 million (the “PIPE Financing”). The PIPE Financing closed on February 20, 2026.

The Series B Preferred Stock is subject to automatic conversion into Common Stock upon the third business day following the Acquirer’s receipt of stockholder approval of the Parent Stockholder Matters (as defined in the Merger Agreement) in accordance with Nasdaq listing rules. The Certificate of Designation of Preferences, Rights and Limitations of the Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) provides that, at any time following the earlier of (i) stockholder approval of the Parent Stockholder Matters or (ii) six months after the initial issuance of the Series B Preferred Stock, if the newly combined company fails to timely deliver shares of Common Stock to a converting holder in accordance with the terms of the Certificate of Designation, such holder may require the Acquirer to pay cash in an amount equal to the fair value of the undelivered shares.

The Acquirer’s ability to satisfy these potential cash settlement obligations is not entirely within its control, as it is contingent on, among other things, the Acquirer’s ability to obtain stockholder approval of the Parent Stockholder Matters and to deliver shares of Common Stock upon conversion within the timeframes required by the Certificate of Designation. If the Acquirer is unable to obtain stockholder approval of the Parent Stockholder Matters in a timely manner, or is otherwise unable to timely deliver shares of Common Stock upon conversion, holders who submit conversion notices after the applicable trigger date could require the Acquirer to make significant cash payments that could substantially reduce the Company’s available cash resources.

After evaluating the conditions described above in the aggregate, the Company has concluded that there is substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates it will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying financial statements do not include any adjustments that may result from the outcome of these uncertainties.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as found in the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities and expenses and the related disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within the financial statements include, but are not limited to, accrued research and development expenses, share-based compensation and valuations of the Company’s common stock and warrants. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances and facts. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with original maturities of ninety days or less at the time of purchase to be cash equivalents. Cash and cash equivalents typically include cash held in deposit accounts and money market funds.

Cash accounts with any type of restriction are classified as restricted cash. For the years ended December 31, 2025 and 2024, the Company held restricted cash to secure services provided by outsourced contractors. The Company classified this amount as restricted cash in the accompanying balance sheets within non-current assets based on the release date of the restrictions.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. Periodically, the Company may maintain deposits in financial institutions in excess of government insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held at financial institutions that management believes to be of high credit quality and the Company has not experienced any losses on these deposits.

Fair Value of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1— Quoted market prices in active markets for identical assets or liabilities.

Level 2— Inputs other than Level 1 inputs that are either directly or indirectly observable, such as quoted market prices, interest rates and yield curves.

Level 3— Unobservable inputs for the asset or liability (i.e., supported by little or no market activity). Level 3 inputs include management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of the fair value requires more judgement. Accordingly, the degree of judgement exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company’s cash, cash equivalents, preferred stock warrant liability and preferred stock tranche liability are carried at fair value, determined according to the fair value hierarchy described above. For additional information on the Company’s fair value hierarchy, see Note 3, Fair Value Measurements. The carrying amounts of the Company’s prepaid expenses and other current assets, other non-current assets, accounts payable, and accrued expenses approximate their fair values due to their short-term nature.

Property and Equipment, net

Property and equipment is stated at cost, less accumulated depreciation. Depreciation expense is recorded using the straight-line method over the estimated useful life of each asset (5-10 years). Maintenance and repairs to an asset that do not improve or extend its life are expensed in the period incurred. Upon retirement or sale, the costs of the assets disposed of and the related accumulated depreciation or amortization is eliminated from the balance sheets and any related gains or losses are reflected in the statements of operations and comprehensive loss.

Property and equipment consisted of the following (in thousands):

	December 31,
	2025	2024
Computer equipment	$9	$9
Machinery and equipment	12	55

Total property and equipment	21	64

Less: accumulated depreciation	(11)	(21)

Property and equipment, net	$10	$43

Depreciation expense was immaterial for each of the years ended December 31, 2025 and 2024.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If the undiscounted cash flows are insufficient to recover the carrying value, the assets are recorded at the lesser of the carrying value or fair value. To date, the Company has not recorded any impairment losses on long-lived assets.

Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the balance sheet for all leases with an initial lease term of greater than twelve months. The Company has elected the short-term lease recognition exemption for short-term leases, which allows the Company not to recognize lease liabilities and ROU assets on the balance sheet for leases with an original term of twelve months or less. The Company will recognize leases with original terms of twelve months or less as expense on a straight-line basis over the lease term.

A lease qualifies as a finance lease if any of the following criteria are met at the inception of the lease: (i) there is a transfer of ownership of the leased asset to the Company by the end of the lease term, (ii) the Company holds an option to purchase the leased asset that it is reasonably certain to exercise, (iii) the lease term is for a major part of the remaining economic life of the leased asset, (iv) the present value of the sum of lease payments equals or exceeds substantially all of the fair value of the leased asset, or (v) the nature of the leased asset is specialized to the point that it is expected to provide the lessor no alternative use at the end of the lease term. All other leases are recorded as operating leases.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components may include maintenance, utilities, and other operating costs. For all leases, the Company combines the lease and non-lease components of fixed costs in its lease arrangements as a single lease component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Finance and operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term using the discount rate implicit in the lease. If the rate implicit is not readily determinable, the Company utilizes the United States Treasury risk-free rate. ROU assets are further adjusted for initial direct costs, prepaid rent, or incentives received. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Finance lease assets are amortized to depreciation expense using the straight-line method over the shorter of the useful life of the related asset or the lease term. Finance lease payments are bifurcated into (i) a portion that is recorded as interest expense and (ii) a portion that reduces the finance liability associated with the lease.

For each of the Company’s leases for the years ended December 31, 2025 and 2024, the Company elected the short-term lease recognition exemption and therefore did not recognize the lease on the Company’s balance sheet. Rent expense was recognized on a straight-line basis over the lease term. Short-term lease expense for each of the years ended December 31, 2025 and 2024, was $0.2 million.

Research and Development Costs

Research and development costs include (i) employee-related expenses, including salaries, benefits, and share-based compensation expense; (ii) external research and development expenses incurred under arrangements with third parties, such as contract research organizations (“CRO”) agreements and consultants; (iii) costs associated with preclinical activities and (iv) lab supplies, lab expenses and an allocation of rent, depreciation, and infrastructure. Costs incurred in connection with research and development activities are expensed as incurred.

The Company has entered into various research and development contracts. The payments under these contracts are recorded as research and development expenses as incurred. The Company records accrued expenses for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of its research and development studies, including the phase or completion of events, invoices received and contracted costs. Judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

License Acquisitions and Acquired In-Process Research and Development Expense

The Company accounts for acquisitions of assets or a group of assets that do not meet the definition of a business as asset acquisitions based on the cost to acquire the asset or group of assets, which include certain transaction costs. In an asset acquisition, the cost to acquire is allocated to the identifiable assets acquired and liabilities assumed based on their relative fair values as of the acquisition date. No goodwill is recorded in an asset acquisition. Assets that are acquired in an asset acquisition for use in research and development activities that have an alternative future use are capitalized as in process research and development (“IPR&D”). Acquired IPR&D that has no alternative future use as of the acquisition date is recognized as research and development expense as of the acquisition date. The Company will recognize additional research and development expenses in the future if and when the Company becomes obligated to make contingent milestone payments under the terms of the agreements by which it acquired the IPR&D assets.

Contingent consideration in the form of milestone payments related to IPR&D with no alternative future use are charged to expense when the related milestone is achieved and becomes payable. For the years ended December 31, 2025 and 2024, the Company did not recognize any milestones or IPR&D expense in connection with the consideration due under its license agreements (see Note 6).

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications such as direct application fees, and legal and consulting expenses are expensed as incurred due to the uncertainty about the recovery of the expenditure. Patent-related costs are classified as general and administrative expenses within the Company’s statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

The Company has classified its redeemable convertible preferred stock as temporary equity in the accompanying balance sheets due to redemption provisions related to a change in control event that are outside of the control of the Company (see Note 8). The convertible preferred stock is not redeemable, except in the event of a deemed liquidation event. The Company did not accrete the carrying values of the redeemable convertible preferred stock to the redemption values as a change in control event was not considered probable at period end. Subsequent adjustments of the carrying values to the redemption values will be made only when it becomes probable that such a change in control event will occur.

Preferred Stock Warrants

The Company accounts for its redeemable convertible preferred shares warrants issued in connection with its various financing transactions based upon the characteristics and provisions of the instrument. Warrants that have been determined to be classified as liabilities are recorded on the balance sheet as a long term liability at their fair value on the date of issuance and remeasured to fair value at each reporting period, with the changes in fair value recognized in the change in fair value of warrant liabilities, net in the statements of operations and comprehensive loss. The Company adjusted the liability for changes in the fair value of these warrants until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants were no longer considered liability.

Preferred Stock Tranche Liability

The Company classifies the preferred stock tranche liability for the future issuance of its common and preferred stock as a long-term liability on its balance sheets as the preferred stock tranche obligation is a freestanding financial instrument that will require the Company to transfer equity instruments upon achievement of a certain milestone. The preferred stock tranche liability was determined to have an immaterial fair value at issuance. The preferred stock tranche liability is subsequently remeasured at each reporting date and any changes in the fair value are recognized as a component of other income (expense), net in the statements of operations, until the preferred stock tranche liability is fulfilled or otherwise extinguished.

Share-Based Compensation

The Company measures all stock options and other share-based awards granted to employees, non-employees, and members of its board of directors (the “Board”) based on the estimated fair value on the date of the grant. The Company’s share-based payments include stock options and grants of restricted common stock awards. Generally, the Company issues share-based awards with only service-based vesting conditions. The measurement date for employee awards is the date of grant, and share-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. The Company’s policy is to account for forfeitures when they occur. Share-based compensation expense is classified in the accompanying statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions. As there is no public market for the Company’s common stock, the estimated fair value of common stock was determined by the Board as of the date of each stock option grant, with inputs from management, considering third-party valuations of its common stock as well as the Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. As the Company has historically been a private company, it lacks company-specific historical and implied volatility information. As such, the Company estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero because the Company has never paid cash dividends on common shares and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company’s provision for income taxes, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect the Company’s best assessment of estimated future taxes to be paid. Significant judgments and estimates based on interpretations of existing tax laws or regulations in the United States are required in determining the Company’s provision for income taxes. Changes in tax laws, statutory tax rates, and estimates of future taxable income could impact the deferred tax assets and liabilities provided for in the financial statements and would require an adjustment to the provision for income taxes.

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, which are considered appropriate as well as the related net interest and penalties.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures. (“ASU 2023-09”). ASU 2023-09 provides more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and incomes taxes paid information. For public business entities (PBEs), the amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 31, 2025. For the year ended December 31, 2025, the Company early adopted this ASU retrospectively, which only impacts the Company’s income tax disclosures with no impact to its operations, cash flows, or financial condition.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires entities to disclose additional information about specific expense categories in the notes to the financial statements. ASU 2024-03 is effective for annual periods beginning after December 15, 2026 and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. ASU 2024-03 may be applied retrospectively or prospectively. The Company is currently evaluating the effect of this update on its financial statements and related disclosures.

3.	Fair Value Measurement

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value (in thousands):

	Fair value measurements as of December 31, 2025
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$17,291	$—	$—	$17,291

Total financial assets	$17,291	$—	$—	$17,291
Financial liabilities:
Preferred stock warrant liability	$—	$—	$1	$1

Total financial liabilities	$—	$—	$1	$1

	Fair value measurements as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$6,178	$—	$—	$6,178

Total financial assets	$6,178	$—	$—	$6,178
Financial liabilities:
Preferred stock warrant liability	$—	$—	$13	$13

Total financial liabilities	$—	$—	$13	$13

During the years ended December 31, 2025 and 2024, there were no transfers or reclassifications between fair value measurement levels of assets or liabilities. The carrying values of accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Valuation of Cash Equivalents

As of December 31, 2025 and 2024, the Company had cash equivalents consisting of money market funds classified as Level 1 financial assets, as these assets are valued using quoted market prices in active markets without any valuation adjustments.

Preferred Stock Warrant Liability

In connection with the Loan and Security Agreement (the “Loan Agreement”) entered into with Western Alliance Bank (“Western Alliance”) (see Note 4), the Company issued 21,100 warrants (the “Warrants”) to purchase shares of Series Seed-3 redeemable convertible preferred stock (“Series Seed-3”) at an exercise price of $1.42177. The Company would be required to issue additional warrants to Western Alliance for 1% of the term loan divided by the exercise price if the Company drew down on the Loan Agreement. As no amount was advanced to the Company as part of the Loan Agreement, no additional warrants were issued to Western Alliance. Western Alliance can exercise the Warrants until the termination of the agreement on September 6, 2031. No Warrants were exercised as of December 31, 2025.

The Company concluded that the Warrants required liability classification based on the guidance in ASC 480. The Warrants were recorded at fair value using the Black-Scholes method with the following inputs:

As of December 31, 2025
Expected equity volatility	60%
Risk-free interest rate	3.53%
Probability time to exit (in years)	1.5

The following table presents a roll-forward of the aggregate fair values of the Preferred Stock Warrant Liability (in thousands):

Preferred Stock Warrant Liability
Balance as of December 31, 2023	$13

Change in fair value	—

Balance as of December 31, 2024	$13

Change in fair value	(12)

Balance as of December 31, 2025	$1

Preferred Stock Tranche Liability

In connection with the Asset Purchase Agreement (the “Ravenna Agreement”) with Ravenna Pharmaceuticals (“Ravenna”), the Company assumed the existing License Agreement (the “Takeda Agreement”), with Takeda Pharmaceutical Limited (“Takeda”). Pursuant to the Takeda Agreement, there were future contingent milestones to be paid by the Company (Note 6), including a future equity milestone payable to Takeda upon the first dosing in a Phase 3 clinical trial. This milestone was to be paid by the Company in shares (latest round of preferred stock if the Company is still private, or common if public) equal to 3% of the Company’s fully diluted capitalization, capped at an aggregate value of up to $15.0 million. Subsequently in 2026, this provision was renegotiated and removed in its entirety. As the feature was still outstanding as of the years ended December 31, 2025 and 2024, the Company assessed the feature as of each date.

As of December 31, 2024, the Company concluded that the probability of dosing a patient in a Phase 3 clinical trial was less than 5%; accordingly, the fair value of the preferred stock tranche liability was determined to be $0. As of December 31, 2025, the parties were actively negotiating removal of the preferred stock tranche liability. Based on the advanced stage of those negotiations at year-end, the Company determined that the fair value of the preferred stock tranche liability remained $0 as of December 31, 2025.

4.	Convertible Notes and Loan Agreement

2021 Convertible Notes

In April and May 2021, the Company issued convertible promissory notes (the “2021 Notes”) in the principal amount of $6.8 million. The 2021 Notes bore interest at a rate of 5.0% per annum, with a maturity date of April 7, 2023. In the event that the Company issued and sold its redeemable convertible preferred stock for aggregate gross proceeds of $10.0 million (the “Qualified Financing”), the outstanding principal and accrued interest were automatically converted into shares of redeemable convertible preferred stock at the conversion price equal to (i) the outstanding principal and accrued interest of the 2021 Notes divided by (ii) 85% of the issuance price paid by the other purchasers of preferred stock in the Qualified Financing. The Company elected the fair value option to account for the 2021 Notes. Changes in fair value at every reporting date are recorded as a component of the other income (expense), net.

In March 2022, concurrently with the issuance and sale of the Company’s Series A redeemable convertible preferred stock (“Series A”), which met the definition of a Qualified Financing under the terms of the 2021 Notes, all of the outstanding principal plus accrued interest was automatically converted into 783,153 shares of Series A.

Western Alliance Loan Agreement

In September 2021, the Company entered into the Loan Agreement with Western Alliance. The Loan Agreement initially provided for borrowings of (i) up to $2.0 million from the period of commencement until March 31, 2022, (ii) additional borrowings of up to $1.0 million dependent upon successful continuation of the Company’s phase 1b/2 clinical trial of Serabelisib (the “Milestone Event”). Any borrowings under the agreement would bear an interest rate of the greater of (i) 3.25% or (ii) the Wall Street Journal prime rate. The loans would be due and payable on September 1, 2025 and bear interest that would be payable monthly, except for the period through April 1, 2023, or October 1, 2023 upon the occurrence of the Milestone Event, during which the Company will make interest-only payments. The Company would also make final payment of 4.50% of the aggregate principal amount at maturity.

The Company did not advance any borrowings under the Loan Agreement during the years ended December 31, 2025 and 2024. The Loan Agreement terminated on September 1, 2025 and was not renewed by the Company.

5.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2025	2024
Accrued research and development expenses	$1,754	$200
Accrued employee related expenses	599	253
Accrued professional expenses	74	105
Accrued other expenses	17	32

Total accrued expenses	$2,444	$590

6.	License Agreements

Cornell University

In June 2020, the Company entered into a license agreement (the “Cornell Agreement”) with Cornell University (“Cornell”), pursuant to which the Company was granted an exclusive, sublicensable, royalty-bearing license to develop and commercialize products using the licensed combination therapy for PI3K associated diseases and disorders. As consideration for the Cornell Agreement, the Company agreed to pay annual license fees of $0.1 million on the anniversary of the agreement. The license fees are recorded as research and development expense in the statements of operations and comprehensive loss as the acquired license represents in-process research and development with no alternative future use. Under the Cornell Agreement, the Company is required to pay up to an aggregate of $6.2 million upon the achievement of certain development and commercial milestones. The

Company is also required to pay royalties to Cornell in the low to mid single digit percentage range based on net sales of licensed products. The development milestone payment will be recorded when the milestone is achieved, and the commercial milestone payment and royalties will be recorded when the sales occur. During each of the years ended December 31, 2025 and 2024, the Company made annual payments to Cornell of $0.1 million. As of December 31, 2025, no milestones were achieved.

Cancer Research Technology Limited (CRT)

In June 2020, the Company entered into a license agreement (the “CRT Agreement”) with Cancer Research Technology Limited (“CRT”), who is wholly owned by Cancer Research UK, pursuant to which the Company was granted an exclusive, sublicensable, royalty-bearing license to develop and commercialize FTH-002, or other products with dietary modulation of amino acids. As consideration for the CRT Agreement, the Company paid an upfront fee of $0.1 million in 2020 which was recorded as research and development expense in the statements of operations and comprehensive loss as the acquired license represents in-process research and development with no alternative future use. Under the CRT Agreement, the Company is required to pay up to an aggregate of £7.9 million related to the achievement of certain development and commercial milestones and up to an aggregate of £18.1 million related to the achievement of certain partnership milestones. In addition, Company is required to pay royalties to CRT in the low to mid single-digit percentage range based on net sales of licensed products and sublicense royalty fees in the low double-digit percentage range for any revenue derived from sublicensing. The development milestone payment will be recorded when the milestone is achieved, and the commercial milestone payment, royalties, and sublicense revenues will be recorded when the sales occur. As of December 31, 2025, no milestones have been achieved.

Ravenna Pharmaceuticals (Takeda)

In February 2021, the Company entered into the Ravenna Agreement, pursuant to which the Company was granted intellectual property and existing data and agreements to develop and commercialize FTH-001 and FTH-003 in exchange for an upfront fee of $0.5 million. The payment was recorded as research and development expense in the statements of operations and comprehensive loss because the acquired assets represented in-process research and development with no alternative future use.

As part of the Ravenna Agreement, the Company assumed the Takeda Agreement pursuant to which the Company is required to pay up to an aggregate of $124.0 million related to the achievement of certain development and commercial milestones. The Company is also required to pay royalties to Takeda in the low to mid-single-digit percentage range based on net sales of licensed products. The development milestone payment will be recorded when the milestone is achieved, and the commercial milestone payment, royalties, and sublicense revenues will be recorded when the sales occur. As of December 31, 2025, no milestones have been achieved.

As additional consideration under the Takeda Agreement, the Company was required to issue up to $15.0 million in equity to Takeda upon the first dosing in a Phase 3 clinical trial. No equity was issued to Takeda as of December 31, 2025, and subsequently in 2026, this provision was renegotiated and removed in its entirety (see Note 14).

Calithera Biosciences (Millennium Takeda)

In May 2023, the Company entered into a purchase agreement (the “Calithera Agreement”) with Calithera Biosciences (“Calithera”) under which the Company was granted intellectual property and existing data and agreements to develop and commercialize FTH-001 and FTH-003. As consideration for the Calithera Agreement, the Company paid an upfront fee of $0.4 million. The payments were recorded as research and development expense in the statements of operations and comprehensive loss because the acquired assets represented in-process research and development with no alternative future use.

As part of the Calithera Agreement, the Company assumed existing license agreements with the Regents of the University of California (the “University of California Agreement”) and Millennium Pharmaceuticals (the “Millennium Agreement”). Under the University of California Agreement, the Company is required to pay up to an aggregate of $1.0 million per licensed product related to the achievement of certain development and commercial milestones, of which $0.8 million remains unpaid as of December 31, 2025. The Company is also required to pay tiered low single-digit royalties based on net sales of licensed products and a low double-digit percentage based on sublicense income if the Company sublicenses the rights granted under the University of California Agreement. Under the Millennium Agreement, the Company is required to pay up to an aggregate of $119.0 million in development, regulatory and commercial launch milestone payments and up to an aggregate of $250.0 million in sales milestone payments. The Company is also required to pay tiered single-digit royalties based on annual net sales of licensed products. Under both agreements, the development milestone payment will be recorded when the milestone is achieved, and the commercial milestone payment and royalties will be recorded when the sales occur. As of December 31, 2025, no milestones have been achieved under either agreement.

7.	Commitments and Contingencies

Operating Leases

The Company has entered into short-term arrangements for leases of office, lab, and kitchen space.

Legal Proceedings

The Company is not currently a party to any material legal proceedings.

License Agreements

The Company entered into licenses agreements under which it is obligated to make fixed and contingent payments; see Note 6 “License Agreements” for details.

Other Contracts

The Company is party to various contracts with CROs and contract manufacturers that generally provide for termination on notice, with the exact amounts in the event of termination to be based on the timing of the termination and the terms of the agreement.

Based on development plans as of December 31, 2025, the Company may be obligated to make future development, regulatory and commercial milestone payments, and royalty payments on future sales of specified products associated with the Company’s license agreements (see Note 6). Payments under these agreements generally become due and payable upon achievement of such milestones or sales. When the achievement of these milestones or sales have not occurred, such contingencies are not recorded in the Company’s financial statements.

There are no contractual obligations arising from these arrangements as of December 31, 2025.

Indemnification Agreements

As permitted under Delaware law, the Company indemnifies its officers, directors, and employees for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification is for the officer’s or director’s lifetime. Further, in the ordinary course of business the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date however, the Company has not incurred any material costs as a result of such indemnifications nor experienced any losses related to them. As of December 31, 2025 and 2024, the Company was not aware of any claims under indemnification arrangements and does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible; therefore, no related reserves were established.

8.	Redeemable Convertible Preferred Stock

Series Seed

In June 2019, the Company issued and sold 1,454,615 shares of Series Seed-1 redeemable convertible preferred stock (“Series Seed-1”) to a single investor at a purchase price of $1.0321 per share, for proceeds of $1.4 million, net of issuance costs of $0.1 million.

In January 2020, the Company issued and sold 1,060,606 shares of Series Seed-2 redeemable convertible preferred stock (“Series Seed-2”) to the same investor at a purchase price of $1.65 per share, for proceeds of $1.7 million. There were no material financing costs in connection with this issuance.

In November 2020, the Company issued and sold 3,516,742 shares of Series Seed-3 at a purchase price of $2.84354 per share, for proceeds of $10.0 million. There were no material financing costs in connection with this issuance.

Series A

In March 2022, the Company issued and sold 4,238,234 shares of Series A at a purchase price of $10.712 per share, for proceeds of $45.2 million, net of issuance costs of $0.2 million.

As disclosed in Note 4, the 2021 Notes issued in April and May 2021 converted to Series A Preferred Stock at the initial closing of Series A. The conversion of the 2021 Notes resulted in the issuance of 783,153 additional shares of Series A.

The Series A agreement allowed for additional closings of Series A Preferred Stock subject to Board approval at the same issuance price as the initial closing. Additional closings in April and September 2022 resulted in the issuance of 189,433 shares at a purchase price of $10.712 per share for proceeds of $2.0 million.

Series A-1

In August 2025, the Company issued and sold 23,971,059 shares of series A-1 redeemable convertible preferred stock (“Series A-1”, the “Senior Preferred”) at a purchase price of $0.80034 per share, for proceeds of $18.9 million, net of issuance costs of $0.3 million.

The Series A-1 agreement allowed for additional closings of Series A-1 Preferred Stock subject to Board approval at the same issuance price as the initial closing. Additional closings in August and September 2025 resulted in the issuance of 6,558,727 shares at a purchase price of $0.80034 per share for proceeds of $5.3 million.

Preferred Stock Conversion and Exchange

In August 2025, as part of the Series A-1 agreement, the Company effected a mandatory conversion in which the Company’s Seed-1, Seed-2, Seed-3, and Series A Preferred Stock (together, the “Existing Preferred”) converted into shares of the Company’s common stock at a ratio of 10:1. Each investor who held shares of the Existing Preferred and purchased its pro-rata amount of Series A-1 immediately had the common stock that was issued to them in exchange for their shares of Existing Preferred, exchanged back into preferred stock at a ratio of 1:10 on the same date. The pro-rata amount (“Pro-rata Amount”) is defined as the number of Existing Preferred Shares for the purchaser divided by the total number of Existing Preferred Shares prior to conversion and $8,750,000. For investors who purchased their pro-rata share of Series A-1 Preferred Stock, each investor received a new series of preferred shares in proportion to the series of preferred stock they previously held where Series Seed-1 shareholders received Series Seed-4 redeemable convertible preferred stock (“Series Seed-4”), Series Seed-2 received Series Seed-5 redeemable convertible preferred stock (“Series Seed-5”), Series Seed-3 received Series Seed-6 redeemable convertible preferred stock (“Series Seed-6”), and Series A received Series A-2 redeemable convertible preferred stock (“Series A-2”). The Series Seed-4, Series Seed-5, Series Seed-6, and Series A-2 (the “Junior Preferred”) are designated as junior to Series A-1 and their liquidation preference is subordinate to that of the Series A-1.

The Company accounted for the conversion of the Existing Preferred as a modification with no incremental fair value recorded to Preferred Stock. Two investors did not participate in the Series A-1 financing and their Existing Preferred Shares were converted into common stock at a ratio of 10:1.

Upon the issuance of Series Seed-1, Series Seed-2, Series Seed-3, Series A and Series A-1 (collectively “Preferred Stock”), the Company assessed the embedded conversion and liquidation features of the shares and determined that such features did not require the Company to separately account for these features.

Preferred Stock consists of the following (in thousands, except share amounts):

	December 31, 2025
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series Seed-4 Redeemable Convertible Preferred Stock	1,454,616	1,454,615	$1,403	$1,500	1,454,615
Series Seed-5 Redeemable Convertible Preferred Stock	1,060,606	1,060,606	1,743	1,750	1,060,606
Series Seed-6 Redeemable Convertible Preferred Stock	3,537,844	3,516,742	10,000	10,000	3,516,742
Series A-2 Redeemable Convertible Preferred Stock	5,917,577	5,002,761	53,400	53,590	5,002,761
Series A-1 Redeemable Convertible Preferred Stock	31,236,725	30,529,786	24,162	24,434	30,529,786

Total	43,207,368	41,564,510	$90,708	$91,274	41,564,510

	December 31, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series Seed-1 Redeemable Convertible Preferred Stock	2,909,231	1,454,615	$1,403	$1,500	1,454,615
Series Seed-2 Redeemable Convertible Preferred Stock	2,121,212	1,060,606	1,743	1,750	1,060,606
Series Seed-3 Redeemable Convertible Preferred Stock	7,075,688	3,516,742	10,000	10,000	3,516,742
Series A Redeemable Convertible Preferred Stock	11,835,154	5,210,820	55,628	55,818	5,210,820

Total	23,941,285	11,242,783	$68,774	$69,068	11,242,783

The holders of Preferred Stock have the following rights, preferences and privileges:

Voting Rights

Holders of the Preferred Stock are entitled to one vote with the common stockholders on an as-converted basis at all meetings of stockholders.

Dividends

Holders of outstanding shares of Senior Preferred are entitled to non-cumulative dividends at a rate of 8% of the Original Issue Price per share, per annum, payable if, and when declared by the Board. The Original Issue Price is $0.80034 per share for Series A-1 subject to appropriate adjustment in the event of any stock dividend, stock split, or other similar recapitalization with respect to the Preferred Stock.

Following the payment in full of dividends to Senior Preferred, holders of outstanding shares of Junior Preferred are entitled to non-cumulative dividends at a rate of 8% of the Original Issue Price per share, per annum, payable if, and when declared by the Board. The Original Issue Price is $1.03210 per share for Series Seed-4, $1.65000 per share for Series Seed-5, $2.84354 for Series Seed-6, and $10.71200 for Series A-2, subject to appropriate adjustment in the event of any stock dividend, stock split, or other similar recapitalization with respect to the Preferred Stock.

Holders of the Preferred Stock participate in any dividends payable to common shareholders on an as-converted basis.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, or upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Sixth Amended and Restated Certificate of Incorporation), the holders of shares of the Preferred Stock are entitled to preferential payments, in an amount calculated as the greater of (i) the applicable Original Issue Price, plus dividends declared but unpaid and (ii) the amount payable with respect to such share as if it was converted to common stock immediately prior to settlement.

Redemption

The Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event, which would constitute a merger or consolidation, or the sale, lease, transfer, exclusive license, or other disposition, of all or substantially all of the Company’s or its subsidiaries assets.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder (without payment) into common shares as determined by dividing the number of shares by the Original Issue Price. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the conversion right shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

All Preferred Stock will automatically convert into common shares upon an initial public offering pursuant to which the offering’s gross proceeds to the Company of at least $40.0 million, net of underwriting discount and commissions. An occurrence of an event, specified by vote or written consent of the holders of 75% of the then outstanding shares of Preferred Stock, then, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock.

9.	Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Company’s Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There is no cumulative voting. Common stockholders are entitled to receive dividends, as may be declared by the Company’s Board, if any, subject to the preferential dividend rights of the Preferred Stock. During the year ended December 31, 2025, the Company increased the total number of common shares authorized from 41,691,000 shares to 64,000,000 shares. Through December 31, 2025, no dividends have been declared or paid.

The Company’s common stock reserved for future issuance is summarized below:

	December 31,
	2025	2024
Redeemable convertible preferred stock	41,564,510	11,242,783
Options to purchase common stock	7,554,656	2,187,812
Preferred stock warrants	10,550	10,550
Common stock reserved for future issuance	6,943,375	1,059,924

Total	56,073,091	14,501,069

10.	Share-Based Compensation

2019 Stock Option and Grant Plan

The Company’s 2019 Stock Incentive Plan (the “2019 Plan”), provides for the Company to sell or issue common shares or restricted common stock, or to grant incentive stock options or nonqualified stock options for the purchase of common shares, to employees, members of the Board and consultants of the Company. The 2019 Plan is administered by the Board, or at the discretion of the Board, by a committee of the Board. The exercise prices, vesting and other restrictions are determined at the discretion of the Board, or their committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common shares on the date of grant and the term of stock option may not be greater than ten years.

The total number of shares of common shares that may be issued under the 2019 Plan is 15,676,793 shares, of which 6,943,375 remained available for future grant as of December 31, 2025. Vesting periods are determined at the discretion of the Board. Stock options and restricted stock granted to-date typically vest over four years.

Option Repricing

On December 1, 2025 (the “Modification Date”), the Board approved a stock option repricing (the “Repricing”) of the outstanding stock options held by members of the Board, employees, and other service providers. Under the Repricing, the exercise price of each outstanding stock option under the Company’s 2019 Plan with an exercise price greater $0.23 per share was repriced to $0.23 per share.

The Repricing resulted in $0.1 million of incremental stock compensation expense, which was calculated using the Black-Scholes option-pricing model. The incremental compensation expense of $0.1 million related to vested stock options was recognized on the Modification Date and the incremental compensation expense of less than $0.1 million related to unvested stock options will be recognized on a straight-line over the remaining requisite service period of the respective options.

Stock Option Valuation

The assumptions used to determine the fair values of stock options granted to employees and directors during the years ended December 31, 2025 and 2024, are presented as follows:

	December 31,
	2025	2024
Risk-free interest rate	3.75%	4.17%
Expected term (in years)	5.86	5.87
Expected volatility	69.34%	81.64%
Expected dividend yield	0.00%	0.00%

Stock Option Activity

The following table summarizes the Company’s stock option activity under the 2019 Plan for the years ended December 31, 2025 and 2024:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Balance at December 31, 2023	2,064,800	$0.93	8.47	$224
Granted	412,207	1.04
Exercised	(43,413)	1.04
Cancelled or forfeited	(245,782)	1.02

Balance outstanding at December 31, 2024	2,187,812	$0.94	7.92	$219

Granted	7,496,801	0.23
Exercised	(58,926)	0.38
Cancelled or forfeited	(2,071,031)	0.95

Balance outstanding at December 31, 2025	7,554,656	$0.24	9.15	$—

Options vested and exercisable at December 31, 2025	7,554,656	$0.23	9.75	$—
Options vested and expected to vest at December 31, 2025	2,026,507	$0.25	7.52	$—

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the estimated fair value of the Company’s common shares for those stock options that had exercise prices lower than the fair value of the Company’s common shares.

The weighted-average grant date fair value in the years ended December 31, 2025 and 2024, was $0.13 and $0.74, respectively. The total intrinsic value of options exercised during each of the years ended December 31, 2025 and 2024, was immaterial.

Restricted Common Stock

On December 12, 2019, the Company’s CEO purchased 1,018,181 shares of common stock at a purchase price of $0.14 per share, under the terms of a restricted common stock award granted under the 2019 Plan. These shares were purchased in exchange for a promissory note (the “Promissory Note”) of $0.1 million.

The Promissory Note accrued interest at a rate of 1.69% per annum, compounded annually. The Company has accounted for the Promissory Note as non-recourse in its entirety and has been considered a stock option for accounting purposes as the substance is similar to the grant of an option until the note is settled. The fair value of the common stock granted to the CEO in exchange for the Promissory Note is estimated on the grant date using the Black-Scholes option pricing model. The exercise price is the principal plus interest due on the Promissory Note. The total fair value of option was $0.1 million and the full amount was recognized through compensation cost over the service period.

On December 1, 2025, the Company forgave the entire promissory note, including principal and accrued and unpaid interest. As a result, this is considered a modification to the original award, and the Company recognized the grant date fair value plus any incremental fair value due to the modification. The incremental cost was measured as the difference between the fair value of the award at the modification date and the fair value of the original award immediately prior to modification. As a result of accounting for the modification, the Company recorded an incremental stock-based compensation charge of $0.2 million, which was recognized on the modification (forgiveness) date.

The CEO was paid a one-time special bonus of $0.1 million to offset the CEO’s tax liability as a result of the forgiveness of the promissory note. This amount was recognized through general and administrative expenses in 2025.

Share-Based Compensation Expense

During the years ended December 31, 2025 and 2024, the Company recorded share-based compensation in the accompanying statements of operations and comprehensive loss as follows (in thousands):

	December 31,
	2025	2024
Research and development	$237	$169
General and administrative	499	230

Total stock-based compensation expense	$736	$399

As of December 31, 2025, there was $1.5 million of unrecognized share-based compensation expense for stock option awards that are expected to be recognized over a weighted average period of 3.1 years.

11.	Income Taxes

The Company had no federal or state income tax expense due to operating losses incurred for the years ended December 31, 2025 and 2024. The Company’s net loss for the years ended December 31, 2025 and December 31, 2024 was from its domestic operations.

A reconciliation of income tax expense (benefit) to the amount computed by applying the statutory federal income tax rate to the pretax income is summarized as follows:

	Year Ended December 31,		Year Ended December 31,
	2025		2024
	Amount	Percent	Amount	Percent
Pretax Loss	$(16,025)		$(18,321)
US federal statutory tax rate	(3,366)	21.0%	(3,847)	21.0%
State and local income taxes, net of federal benefit	—	0.0%	—	0.0%
Changes in valuation allowance	3,846	(24.0%)	4,330	(23.6%)
Nontaxable or nondeductible items	88	(0.5%)	70	(0.4%)
Tax credits	(568)	3.5%	(553)	3.0%

	$—	0.0%	$—	0.0%

The components of the Company’s deferred tax assets and liabilities are comprised of the following (in thousands):

	Year Ended December 31,
	2025	2024
Deferred Tax Assets
Net operating loss	$12,204	$8,364
IRC Section 174 Capitalization	3,926	4,557
Tax credits	2,020	1,349
Intangibles	251	245
Stock Compensation	137	97
Accrued expenses	118	40

Total deferred tax assets	18,656	14,652
Valuation allowance	(18,654)	(14,651)

Total deferred tax assets, net of valuation allowance	$2	$1
Deferred Tax Liabilities
Depreciation	$(2)	$(1)

Total deferred tax liabilities	$(2)	$(1)

Net deferred tax asset	$—	$—

As of December 31, 2025, and 2024, the Company had federal net operating loss carryforwards of approximately $53.9 million and $35.8 million, respectively, which may be available to offset future income tax liabilities. The 2017 Tax Cuts and Jobs Act (“TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended). Also, there are no carryback for losses incurred after 2017. All net operating loss carryforwards were generated after 2017.

In addition, the Company has state net operating loss carryforwards of $13.8 million and $13.0 million as of December 31, 2025 and 2024, which will expire at various dates through 2045.

As of December 31, 2025, and 2024, the Company had federal research and development tax credit (“Federal R&D Tax Credit”) carryforwards of $1.7 million and $1.1 million, respectively, available to reduce future tax liabilities, which will expire at various dates through 2045.

As of December 31, 2025 and 2024, the Company had state research and development credit (“State R&D Tax Credit”) carryforwards of approximately $0.4 million and $0.3 million, respectively, available to reduce future tax liabilities, which will expire at various dates through 2033.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards, the capitalization of research and experimental expenditures, and tax credits. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance of $18.7 million and $14.7 million has been established against these net deferred tax assets as of December 31, 2025, and 2024, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2025 by approximately $4.0 million, primarily due to the increase in net operating loss and tax credit carryforwards.

Under the provision of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative change in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Section 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership change may further affect the limitation in future years. The Company has not yet completed a change in control analysis, as defined under Section 382 and 383 of the Internal Revenue Code, through December 31, 2025, and the Company has not determined whether the future utilization of net operating loss carryforwards may be materially limited based on past financings. In addition, the Company may complete future financings that could result in a change in control in the future which may limit the amount of tax attributes available to offset future tax liabilities.

The Company evaluates its uncertain tax positions under ASC 740-10, which requires that realization of an uncertain income tax position be recognized in the financial statements. The benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. The Company concluded that there are no uncertain tax positions in any of the periods presented. On July 4, 2025, new U.S tax legislation was signed into law (known as the “One Big Beautiful Bill Act” or “OBBBA”) which makes permanent many of the tax provisions enacted in 2017 as part of the Tax Cuts and Jobs Act that were set to expire at the end of 2025. In addition, the OBBBA makes changes to certain U.S. corporate tax provisions, but many are generally not effective until 2026. The Company is currently evaluating the impact of the new legislation on its operations and on its financial statements and related disclosures.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In a normal course of business, the Company is subject to examination by U.S. federal and states. The Company’s tax years are still open since inception. To the extent that the Company has tax attribute carryforwards, the tax year in which the attributes were generated may still be adjusted upon examination by the U.S. Internal Revenue Services or state tax authorities to the extent utilized in a future period. The Company is not currently under examination by any tax authorities.

12.	Related Parties

CEO Promissory Note

The Promissory Note entered into with the CEO was forgiven in December 2025 (see Note 10).

13.	Employee Benefit Plan

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Company’s Board. For the years ended December 31, 2025 and 2024, no contributions have been made to the plan by the Company.

14.	Subsequent Events

The Company evaluated subsequent events through April 15, 2026, the date these financial statements were issued, for events requiring recording or disclosure in the financial statements for the year ended December 31, 2025. Except as noted below, the Company concluded that no subsequent events have occurred that require disclosure.

Reorganization

On February 17, 2026 and after receipt of the requisite stockholder approval, the Company effected an automatic conversion of its Preferred Stock into Common Stock (the “Preferred Stock Conversion”). Immediately following the Preferred Stock Conversion, Faeth Holdings Therapeutics, Inc., a Delaware corporation (“Faeth HoldCo”) and the Company entered into a merger agreement (the “Pre-Closing Reorganization Merger Agreement”) to effect a merger, whereby (a) a wholly-owned subsidiary of Faeth HoldCo (“HoldCo Merger Sub”) merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Faeth HoldCo (the “Pre-Closing Merger”) and (b) each share of Common Stock outstanding immediately prior to the effective time of the Pre-Closing Merger was cancelled and ceased to exist and the holder thereof received, for each share of Common Stock, one share of common stock, $0.0001 par value per share, of Faeth HoldCo (“HoldCo Common Stock”) (collectively, the “Pre-Closing Reorganization”). Immediately following the Pre-Closing Reorganization, the Company was converted into Faeth Therapeutics, LLC, a Delaware limited liability company (“Faeth Subsidiary”).

Acquisition by Sensei Bio and PIPE Financing

On February 17, 2026, Faeth HoldCo and Faeth Subsidiary (collectively, “Faeth”) were acquired by Sensei Bio. In accordance with the terms of the Merger Agreement, Faeth HoldCo merged with and into a wholly owned subsidiary of Sensei Bio, with Faeth HoldCo surviving the first merger as a wholly owned subsidiary of Sensei Bio. Immediately following the first merger, Faeth HoldCo merged with and into a wholly owned subsidiary of Sensei Bio with such wholly owned subsidiary surviving the second merger.

As consideration for the Acquisition, Sensei Bio issued the former stockholders of Faeth HoldCo 10,497.0980 shares of Series B Preferred Stock (representing 10,497,098 shares on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations). The outstanding warrant to purchase shares of Faeth Subsidiary capital stock was converted into a warrant to purchase an aggregate of 2.1020 shares of Series B Preferred Stock, representing a warrant to purchase 2,102 shares of common stock on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations. In addition, all outstanding options to purchase Faeth Subsidiary common stock were assumed by Sensei Bio and were converted into options to purchase an aggregate of 252,210 shares of its common stock.

Concurrently with the Acquisition on February 17, 2026, the newly combined company entered into the Purchase Agreement in connection with the PIPE Financing, pursuant to which certain investors agreed to purchase 14,440.395 shares of the Acquirer’s Series B Preferred Stock, for aggregate gross proceeds of $200.0 million before deducting offering expenses of approximately $17.2 million. The PIPE Financing closed on February 20, 2026.

Subject to the receipt of stockholder approval of the Parent Stockholder Matters , each share of Series B Preferred Stock will automatically convert into 1,000 shares of Sensei Bio common stock, subject to certain beneficial ownership limitations established by each holder. As a result of the transactions, equity holders of Sensei Bio immediately prior to the acquisition owned approximately 4.9% of the common stock, equity holders of Faeth immediately prior to the Acquisition owned approximately 40.5% of the common stock and investors in the PIPE Financing owned approximately 54.6% of the common stock of Sensei Bio, in each case, calculated on a fully-diluted, as-converted-to-common basis (and without giving effect to any beneficial ownership limitations) using the treasury stock method and based on the implied equity values of Sensei Bio and Faeth.

Amendment to Takeda Agreement

In February 2026, the Company executed an amendment to the Takeda Agreement that removed the requirement to issue up to $15.0 million in equity upon the first dosing in a Phase 3 clinical trial.